United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2013

Integrated Healthcare Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-23511	87-0573331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 N. Tustin Avenue, Santa Ana, California 92705
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 953-3503

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On or about November 26, 2013, Integrated Healthcare Holdings, Inc. (“IHHI”) entered into amendments (the “Amendments”) to the Amended and Restated Employment Agreements, dated March 29, 2010 (the “Employment Agreements”), of each of Kenneth K. Westbrook, its President and Chief Executive Officer, Daniel J. Brothman, its Chief Operating Officer, Steven Blake, its Chief Financial Officer, J. Scott Schoeffel, its General Counsel, and Jerry Kanaly, its Chief Accounting Officer and Treasurer (each, an “Executive”). The Amendments provide for the following material changes to each Executive’s Employment Agreement:

•	The termination provisions of each Employment Agreement were amended to provide that in the event the Company chooses to terminate an Executive without cause, it may do so any time by giving 30 days prior written notice to the Executive. The Employment Agreements previously provided that such termination must be made only during the final 120 days of the initial three-year employment period or any one-year renewal periods, and if this window was missed then employment would renew and would not be terminable without cause for another year.

•	The method of calculating the length of the severance package for each Executive was modified to provide for 27 months of severance beginning with the expiration of the 30-day notice period, rather than 24 months of severance following the Executive’s last day worked at the expiration of the up to 120-day notice period.

•	The dispute resolution provisions of each Employment Agreement were amended to provide for mandatory, binding arbitration administered by JAMS in the event of a dispute, eliminated the requirement to conduct a mediation prior to any arbitration, eliminated the requirement to demand arbitration within six months after a claim first arose, and added a requirement that claims must be brought in an individual capacity, and not as a plaintiff or class member.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integrated Healthcare Holdings, Inc. By: /s/ Steven R. Blake Name: Steven R. Blake Title: Chief Financial Officer

Date: December 3, 2013

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